                                  SCHEDULE 14A
                                 (RULE 14a-101)

                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

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[ ]  Filed by a Party other than the Registrant

     Check the appropriate box:
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                                                Commission Only (as permitted by
                                                Rule 14a - 6(e)(2))
     [ ]  Definitive Proxy Statement
     [ ]  Definitive Additional Materials
     [x]  Soliciting Material Under Rule 14a-12

                           PILGRIM'S PRIDE CORPORATION
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                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee  (Check the appropriate box):
     [x]  No fee required.
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          0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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     [ ]  Fee paid previously with preliminary materials:

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     [ ]  Check box if any part of the fee is offset as provided by Exchange
          Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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     (4)  Date Filed:

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IMPORTANT NOTICE

Investors and security holders are urged to read the proxy statement regarding the proposed transaction when it becomes available because it will contain important information. The proxy statement will be filed with the U.S. Securities and Exchange Commission by Pilgrim's Pride Corporation and security holders may obtain a free copy of the proxy statement when it becomes available, and other documents filed with the SEC by Pilgrim's Pride Corporation, at the SEC's web site at www.sec.gov. The proxy statement, and other related documents filed with the SEC by Pilgrim's Pride Corporation, may also be obtained for free by directing a request to Pilgrim's Pride Corporation at 110 South Texas, Pittsburg, Texas, 75686. Investors may obtain a detailed list of names, affiliations and interests of participants in the solicitation of proxies of Pilgrim's Pride Corporation stockholders to approve the transaction at the following address: 110 South Texas, Pittsburg, Texas, 75686.

FORWARD-LOOKING STATEMENTS

Statements contained herein that state the intentions, hopes, beliefs, anticipations, expectations or predictions of the future of Pilgrim's Pride Corporation and its management are forward-looking statements. It is important to note that the actual results could differ materially from those projected in such forward-looking statements. For example, factors that could cause actual results to differ materially from those projected in such forward-looking statements include: matters affecting the poultry industry generally, including fluctuations in the commodity prices of feed ingredients, chicken and turkey; disease outbreaks affecting the production performance and/or marketability of the Company's poultry products; contamination of our products, which has recently and can in the future lead to product liability claims and product recalls; exposure to risks related to product liability, product recalls, property damage and injuries to persons, for which insurance coverage is expensive, limited and potentially inadequate; management of our cash resources, particularly in light of our substantial leverage; restrictions imposed by, and as a result of, our substantial leverage; currency exchange rate fluctuations, trade barriers, exchange controls, expropriation and other risks associated with foreign operations; changes in laws or regulations affecting our operations, as well as competitive factors and pricing pressures; inability to effectively integrate ConAgra's chicken business or realize the associated cost savings and operating synergies currently anticipated; and the impact of uncertainties of litigation as well as other risks described under "Risk Factors" in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission.


                           PILGRIM'S PRIDE CORPORATION

                       JUNE 9, 2003, AT 8:45 A.M. CENTRAL
                               RESERVATION #474682

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Good morning, and welcome to the Pilgrim's Pride conference call to announce
Pilgrim's Pride's acquisition of ConAgra's Chicken Division. At the request of Pilgrim's Pride, the conference is being recorded. In general, participants will be able to listen only to the call. However, at the end of the management presentations certain of the company's and industry's analysts will be asking questions of management. On this conference call will be Mr. O.B. Goolsby, COO and president, and Mr. Rick Cogdill, executive vice president and chief financial officer. Beginning the conference is Mr. O.B. Goolsby. Mr. Goolsby, you may begin.

O.B. GOOLSBY:

Thank you, Operator. Good morning, ladies and gentlemen. I am O.B. Goolsby, president and chief operating officer of Pilgrim's Pride Corporation. Thank you for joining us this morning to hear the details regarding our acquisition of ConAgra Foods' chicken business. With me this morning is Rick Cogdill, executive vice president and chief financial officer of Pilgrim's Pride.

Before we begin, let me remind you that this conference call may contain forward-looking language. Our forward-looking statement is at the bottom of today's press release and will be updated from time to time in our SEC filings.

Today is a very exciting day for Pilgrim's Pride. As we announced earlier this morning, our board of directors has unanimously approved a definitive share purchase agreement with ConAgra, the country's fourth largest chicken producer, to acquire their chicken division for a combination of cash, stock and debt valued at approximately $590 million. Rick will provide further information about the terms of the transaction and its financial impact on our company later in the call.

ConAgra's chicken business is an excellent fit for us, and this acquisition represents a major step forward in our strategy to continue adding value to all of our products and services. As a result of this combination, Pilgrim's Pride, a leading supplier of U.S. chicken prepared foods products, will become the nation's second largest chicken company with pro forma annual net sales of approximately $5 billion. On a pro forma basis, the value-added component of our U.S. chicken business sales will be approximately 50 percent. I also want to point out that in connection with this transaction, Pilgrim's Pride will become a preferred supplier of chicken products to ConAgra, making it one of Pilgrim's Pride's largest customers. The addition of ConAgra's specialty prepared chicken products, well-established distributor relationships, strong consumer brands and Southeastern processing facilities will enable us to provide customers at every point on the distribution chain with the broadest range of quality value-added products and services available in the market today. We will also extend our presence as a leading provider of fresh chicken into the Southeastern region of the U.S. and Puerto Rico.


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ConAgra's well-known brands including Pierce, Country Pride, Easy-Entree and
To-Ricos will significantly expand and enhance Pilgrim's Pride's already sizeable prepared foods chicken division, which has annual net sales of approximately $890 million and has grown at an average annual compounded growth rate of nearly 15 percent over the last five years. ConAgra's chicken division has a similar composition of fresh and prepared chicken products. The complementary fit of our respective prepared foods businesses is just one of the several concrete benefits that we expect to realize from this transaction. In fact, the acquisition includes two businesses, Hester and Seaboard, that were actively being sought by Pilgrim's prior to ConAgra purchasing them. Other benefits include the fact that there is very little overlap between our market focus, distributor relationships and geographic locations. We'll also have improved distribution capabilities thanks to ConAgra's established relationships with broad-line national distributors. Combined with their own direct distribution channels to retail, restaurant and food service customers throughout the U.S., they will enable us to expand our customer base and provide all of our customers with access to a broader range of standard and specialty chicken products from a single source. After this acquisition we will have nationwide distribution capabilities for all of our product lines.

As the supermarket industry continues to consolidate, we will have the ability to better meet the needs of the country's largest regional and national retail customers. Having a wide footprint in today's marketplace cannot be underestimated, particularly when it comes to processing and distributing fresh chicken for customers that are becoming increasingly national. The addition of ConAgra's chicken processing facilities and distribution centers in the Southeastern region of the U.S. complement our existing operations in the Southwest and Mid-Atlantic regions and will allow us to provide high-quality fresh chicken products to supermarkets and other retail customers throughout the United States. As the largest distributor of chicken products in Puerto Rico, ConAgra will also give us a solid foothold in that profitable market. Our dedication to customer service and applications of the latest technology available to our industry is well-known by our customers, and we expect this transition to further improve our customer service and operational capabilities.

With the addition of ConAgra's case-ready processing plant in Gainesville, Georgia, which is scheduled to convert to fixed-weight capabilities this summer, we will add to our capabilities to cut and process case-ready, fixed-weight chicken. This will better position us to satisfy the needs of our major national retail customers who are requesting standardized packaging in order to improve their offerings and inventory controls.

I also want to stress the importance of our shared focus on quality and safety. Our customers appreciate our commitment to providing them with the highest-quality products that meet or exceed the industry's strictest safety standards, and this will remain a primary focus as we continue to grow our company. I'd also like to note that we do not anticipate any significant workforce reductions as a result of this acquisition, and all of ConAgra's collective bargaining agreements with its union employees will be honored.


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I'd like to conclude my remarks by saying again what a compelling opportunity this transaction represents for our company, investors, employee partners and our customers. By joining these two businesses together, our increased size and scale will give us the ability to compete more effectively in a consolidating marketplace and further enhance the technological leadership and cost efficiency for which we are known. Going forward, our higher-margin product mix, expanded geographic reach and world-class employee base will better position us to capitalize on the growing demand for prepared and case-ready chicken, both in the U.S. and abroad.

Now I'd like to turn the call over to Rick Cogdill who will discuss the financial highlights of this deal. Rick?

RICK COGDILL:

Thank you, O.B. I will now summarize the major terms of the transaction and discuss how these will produce value for our stockholders. We have also summarized the highlights of this transaction in some slides that are posted on our website for your convenience.

Under the terms of our agreement, ConAgra Foods will receive $100 million in cash, approximately $235 million in Pilgrim's Class A common stock based upon Pilgrim's Pride's closing stock price of $6.00 on June 6, 2003, with the balance of approximately $255 million payable by a subordinated debt-bearing coupon at a rate of 10.5 percent and due in 2011. The $100 million cash component of consideration will be financed by Pilgrim's Pride with additional lines provided by our existing term lenders, leaving the current facilities available for our general business purposes. In financing the acquisition, Pilgrim's Pride's objective is to issue a new Class A common stock equal to 45 percent of the total consideration to be paid to ConAgra. The exact number of shares to be issued at the close of this transaction will be determined by dividing the amount of equity consideration by the average price of the Class A common stock from tomorrow through five days prior to closing, but this amount will not exceed 39.4 million shares. Because the number of shares actually issued by Pilgrim's Pride to ConAgra could fluctuate, the components of the purchase price represented by Pilgrim's Pride debt and equity may differ from the amount cited in today's release. The financing was structured to maintain our current debt-to-capitalization ratio and will reduce our company's senior debt-to-capitalization ratio approximately 15 percent, to 40 percent from 55 percent. We do not expect to have a material impact on our coverage ratios, and our capex will be in line with combined depreciation expense.

Following completion of the transaction, it's expected that the Pilgrim family will beneficially own at least 31 percent of Pilgrim's Pride's outstanding common shares, and ConAgra will own no more than approximately 49 percent. However, the Pilgrim family will continue to own shares representing a majority of the voting rights of the company. ConAgra will own shares representing no more than approximately 7 percent of the voting rights. Within 12 months


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following the close of the transaction, Pilgrim's Pride has agreed to register
ConAgra's Class A shares and the subordinated debt. ConAgra may not sell the shares within the first 12 months of closing without Pilgrim's Pride's prior approval, and thereafter may not sell more than one-third of its original holdings in any 12-month period.

This is a straightforward transaction which we expect to be completed in the third calendar quarter of 2003. The transaction is conditioned upon the expiration of the Hart-Scott-Rodino waiting period, Pilgrim's Pride stockholder approval and other customary conditions. Additionally, as a precautionary safeguard, the definitive agreement provides that Pilgrim's Pride will not be required to complete the purchase in the event that the average stock price over the measurement period previously described falls below $5.35 per share. As we note in today's press release, certain stockholders who own a majority of the Pilgrim's Pride voting rights have entered into an agreement with ConAgra to vote in favor of the transaction's required equity issuance when the matter is brought to a vote later on this summer.

With respect to our plans for moving forward, we are in the process of establishing a transition team with representatives from both businesses to assure a smooth and successful integration. The resulting combined management team will represent one of our industry's most extensive expertise in managing broadly-dispersed operations.

We expect to realize cost savings in excess of $50 million. These cost savings will be achieved through the optimization of production and distribution facilities and the implementation of best business practices between Pilgrim's Pride and ConAgra businesses, including our purchasing functions, production and logistics. We expect the transaction to be accretive when we include the anticipated synergy effects to Pilgrim's Pride's earnings per share in the second full year following closing of the transaction.

Again, I am very excited about the opportunities that this existing combination creates, and we look forward to sharing more details with you very soon. I'll now turn the call back over to O.B.

O.B. GOOLSBY:

Thanks, Rick. I hope the information we've provided you today drives home the strength of this winning combination. Ladies and gentlemen, that concludes our formal remarks. We will now be happy to answer your questions. Operator?

Very good. At this time we will be taking questions from all participants. If you would like to ask a question, please press "1" on your telephone keypad. If you would like to withdraw the question, you can press the pound sign. Once again, to ask a question please press "1". The first question we have in queue comes from Reza Vahabzadeh with Lehman Brothers. Please go ahead.


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Q:       Good morning. (Good morning, Reza.) I guess you guys have been busy recently. (Yes, we have.) Just on the financial front, what should we use for EBITDA for ConAgra's business for this fiscal year and for fiscal '02? Rick?

A: Reza, we're not going to specifically talk about EBITDA. If you look out on the website you will see all the information in the slides that we've presented which allows you to get that, but with the recent requirements for us to provide reconciliations any time we talk about non-GAAP financial measures, we're going to provide the components and let people do the computations of EBITDA themselves. That information is out on the website in terms of the EBIT number, the operating income number, depreciation and capex.

Q: I haven't gone to it yet, but does the EBIT number actually include any unusual or non-recurring items by any chance?

A: No, it doesn't. The EBIT number is fairly straightforward based on the information that has been presented to us to date. Now this is a division of a public company and it's in the process of being audited currently, so there could be some changes to those numbers as that audit's completed.

Q: Right. I guess based on some of the information that was put out by ConAgra, I'm getting to sort of a run rate EBITDA of 75 for this fiscal year and about 140 for fiscal '02. Am I in the right ballpark?

A: Those are in the ballpark of the numbers that we have and have out there on the website, yes.

Q: Okay. And then the cost savings number you had mentioned, is this going to be realized over a number of years, and any idea how much in what timeframe?

A: Yeah, I mean, the cost saving numbers, what we've identified is approximately $50 million of synergies to be phased in over the next three years. Our outlook does show that there will be a gradual phase-in and by year three they will be fully implemented.

Q: You don't have an estimate for how much by the end of second year, how much by the end of the first year?

A: You know, I would say out of the numbers that we have provided, it'll be just a general ramp-up in the 30 to 40 percent year one, 40 to 80 percent year two, and 100 percent by year three.

Q: Okay. As far as your bank lines, I'm assuming that...your comments suggest that your term loan will increase by $100 million but that combined availability from different facilities will remain at what they were as of the end of last quarter?


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A:       That's not correct. The term lenders have actually made available incremental capacity, so the total availability that I had at the end of the last quarter won't be affected by that.

Q: Okay, so the total availability that you had as of the last quarter, will that increase or will that stay the same?

A: Yeah, I'm saying that'll stay the same in that the $100 million cash will be financed by new lines that have been made available.

Q: Okay. And since your AR facility is also due at the end of June, how are you going to be dealing with that?

A:       We are currently working on that extension as we speak.

Q:       Okay, thank you much, and congrats. (Thank you.)

The next question comes from John Bierbusse with AG Edwards. Please go ahead.

Q: Gentlemen, good morning. (Good morning.) Can you fill me in a bit please on the ConAgra side in terms of production tonnage, maybe annually what their tonnage is, please?

A: I believe it's in the 2.4 to 2.6 billion pounds range. About 14.8 million head per week based on the recent information.

Q: And the status of their facilities in terms of how they measure up versus how Pilgrim runs a plant, and then your thinking about incremental capex there?

A: Our due diligence in the inspection of these facilities, John, showed that they were well-maintained, very comparable to ours, and they have spent sizeable amounts of capital over the last several years in adding new equipment and maintenance and repairs, so should not anticipate any major capital.

Q: Okay, I'll just ask the question; I'm playing my cards face up. Why this transaction now when you're dealing with still the ongoing turnaround of WLR?

A: Well, we certainly feel that all of the indicators are pointing in the right direction; and in terms of WLR, that integration is progressing and feel like outside of the turkey business we are on the right track and just feel like the timing is very good for this acquisition.

Q: Okay. And lastly, O.B., can you give me some feel as to what the management on the ConAgra side is going to do? These are people who are well-known to a lot of us, and what role they will be playing in the combined business?


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A:       Well, we're very excited about the strength of their management group.
         They represent a lot of experience within the industry, especially a lot of experience in managing large diverse facilities. We feel like that they will be a tremendous asset to integrate within our management group.

Q: Okay, perhaps more later. Thanks very much for the time. (Thank you, John.)

Once again, to ask a question please press "1". The next question comes from Diane Geissler with Merrill Lynch. Please go ahead.

Q: Good morning. (Good morning, Diane.) Just a couple of quick questions here. Do you anticipate having to take any asset write-downs following the closure of the deal?

A: Diane, at this time the answer to that is no. If you look at the details of the transaction, there's actually a write-down of assets in connection with the purchase price included in the acquisition. So we believe the values that we're bringing the assets in are fair value after they've been written down by ConAgra.

Q: Okay, and I see that in the slides you've given some indication of what the food service to retail breakdown is? Do you have this available on prepared versus fresh?

A: Yeah, that's basically what that is. That's a prepared foods versus food service. It should be out there on the slides, but we...for 2002, for example, were a little over 51 percent prepared foods; they were about 43.5, 44 percent. On a combined basis we'd be about 47 percent. Those are on '02 numbers pro forma, but if you look at the current run rate of where we are, we think those numbers are closer to 50/50.

Q: Would the rationale for the acquisition be similar to the rationale as it was for WLR in that you intend to push more of the production into the prepared foods side? You're acquiring a business that has a lower percentage of prepared foods.

A: I think the rationale...like O.B. mentioned, there's really not a lot of companies out there that have as well-balanced mix out there as ConAgra does that's complementary to ours when you consider the assets he mentioned--the Seaboard assets and the prior Hester assets. When you bring those cooking assets into the mix, they're not a lot dissimilar to our operation. In terms of the growth strategy, I don't think we have any change in our growth strategy to continue to grow the cooking side of the business on both a prior to and a combined basis any differently. I think it's different than the WLR acquisition. The WLR acquisition really contained no chicken cooking operations at all. It did have the cooking plant in the turkey business, but this is a very more well-balanced plan and company than what we had with WLR.

Q:       Okay, fair enough. Lenny?


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Q:       Good morning. Question that I had, picking up a little bit on John
         Bierbusse's question as well, and that is, well, the timing...I think you buy something when it's for sale and you sell something when somebody wants to buy it. I think we're going to find out whether that's good, bad or indifferent. Are you going to keep the Country Pride name, or are you going to switch all of that over? How's that part going to work? And how much have you budgeted in for that if you are going to change the name?

A: Currently we anticipate taking advantage of the strong brands that they have. We'll evaluate those as we go forward, but I think we don't want to lose the value that those brands bring to the business.

Q: You take a look at the map on where your plants are and where their plants are. I think Diane asked the question, do you anticipate any write-downs. If you'd expand on that a little bit and talk about plant closings, is this thing right sized now in terms of assets from what you can see, or is it too early to make that determination?

A: It may be a little too early to make that determination, but based on what we have looked at currently we feel like it is right sized.

Q: Is there any EBITDA coverage constraints on your new or existing credit lines that you're going to have to maintain, and did you have to get any of them changed with your lending agreements?

A: Yeah, I think as we've talked in the past on these conference calls, we don't have any EBITDA coverage constraints in our credit facilities. They're primarily balance sheet leverage. As you can see, this transaction was structured to maintain a relatively neutral balance sheet leverage transaction by a significant amount of equity coming in; and then, from a senior lender's perspective, a significant amount of subordinated debt underlying the capital structure. So I think overall, from a secured lender perspective, this is a very attractive acquisition and structure for us to put together.

Q:       What do you anticipate your total interest cost to be next year?

A:       We think that the acquisition will add in the $30-$33 million range.

Q:       That's of operating income, but not...

A:       I'm talking about interest expense.

Q:       Oh, I'm sorry, interest expense.

A:       Yes, that's what I understood the question.


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

Q: Yeah, you were absolutely correct. Okay, that's all I have for now. Thank you very much. (Thanks, Lenny.)

The next question we have is from John McMillin with Prudential Securities. Please go ahead.

Q: Good morning, and congratulations for buying assets at low end of the cycle. Certainly I don't follow the company as closely as others on this call, but you've never been afraid to roll the dice and to make a good business risk. I just want to ask a couple of specific questions and just clarify. There's no intent to reduce any plant capacity?

A:       Not at this point.

Q: The 10.5 percent interest payments look a little bit high, even for a company that has a lot of debt. How is that structured? Doesn't that seem a little bit high to you?

A: From a financial officer's perspective, it's definitely high, okay? But from a market-based...this entire deal was put together on market terms and conditions, and that is the market rate for subordinated debt. You have to take a look at our senior unsecured debt and see what it's trading at, looking at the average spreads that are out there taking it to market. In actuality, in today's market that is a fair interest rate. We would always like to have interest lower, but that's a fair price for that security in today's marketplace.

This is the Operator. Once again, to ask a question please press "1". We have another question from Reza Vahabzadeh with Lehman Brothers. Please go ahead.

Q: Any changes in the management hierarchy expected as a result of this transaction? And any updates as far as senior leadership positions of the company which were, I guess, uncertain before this transaction, are still unclear now?

A: Reza, we are in the process of forming a transition team that's going to be made up of senior executives from both businesses, and that will evaluate management. We certainly feel good about their management and feel like they're going to be a tremendous asset. The team will determine how we transition those two groups together. Hopefully, this will give the ConAgra employees a sense of security that they're going to be involved with a company that the primary focus is chicken and understands the chicken business.

Q: I understand. You've mentioned there's no expectations of a workforce reduction. That's somewhat surprising--if not on the production and distribution side, then on the back office side. Can you comment on that?

A: Reza, again this is an operating division of a public company, and a lot of the back office infrastructure is in Omaha, Nebraska. Now there is divisional back office work; we're getting into that. I don't believe that's a whole lot dissimilar to what we have out in our complex locations in our various divisions today. Because of that, we just don't anticipate that this is a back office synergistic combination. If you look at the synergies where they're coming from, they're more operationally-based.


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Q:       Right. I know that as far as production, your production plants are running at pretty high capacity levels and in some cases are out of capacity. What is the capacity utilization level of the acquired ConAgra plants?

A: They have some facilities that are running at capacity or above normal five-day operating capacity; but I would say in general we will gain some capacity, especially in the cooking area, with this joining of two companies.

Q: Right. And in the business mix for ConAgra there is a portion that's called PFS. What does that really mean?

A: That is their distribution channel that is a separate group that operates store-door distribution of primarily beef, pork and some chicken items scattered across the United States.

Q:       So it's a distribution business, not really a production business.

A:       That's correct.

A:       It's not dissimilar to the five DC's that we have.

Q: I see. And I would think that most of ConAgra's businesses you're acquiring are all labor union contracts?

A:       The majority do have some labor union contracts.

Q:       Okay, so most of them are unionized, but a portion of them are not?

A:       That's correct.

Q:       Okay, thanks. (Thank you.)

We have another question from John Bierbusse. Please go ahead.

Q: You mentioned your preferred supplier status then to the rest of ConAgra. Is there some sort of contract or term on that agreement?

A: Yeah, John, it'll be filed today obviously with our 8-K filing, but it's a five-year preferred supplier agreement.

Q:       If memory serves me correctly, were you already a supplier to ConAgra?


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

A:       You are correct. We already were a supplier to ConAgra.

Q: All right, so more there, okay. I'm following up on that previous question regarding Professional Food Systems. Does this business...to me it sort of sounds a lot like the WLR distribution business that has been de-emphasized. Is that too much of a reach?

A: I think it is. I think it complements the distribution business that we currently operate, and I think those two will blend very well together.

A: John, I didn't understand that connection. We didn't really acquire any distribution centers in the WLR acquisition.

A:       That was closed prior to our acquisition.

Q:       Oh, okay, the Franconia site?  Got it, okay, thank you.

The next question comes from Mary Ann Manzililo with Stansfield Capital. Please go ahead.

Q: Good morning, Rick. Rick, I'm on your website and I don't see the slides that you're referring to. I was wondering if you could point me to where they're located.

A: Can I get your phone number and I will call you back? I'm not at my desk where I could get in there or...do you have my office phone number?

Q:       Yes, I'll call later then.

A: Actually if you just call any time you want, call Nona, she can help you out.

Q: You got it. Also, you're saying that pro forma for this acquisition, your valuated component will be about 50 percent of sales. I was wondering where is it now? What kind of a change does that represent?

A: The pro forma sales numbers we have right now, we're probably about 2.6...are you back on the sales mix?

Q:       Yes, the valuated sales mix.

A: Yeah, on the LT...I don't have the LTM numbers, but on the 2002 it would be about 47 percent.

Q: I was also wondering if you could perhaps update us on just general industry trends--what's going on as far as poultry and the supply of it, pricing trends, that type of thing?


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A:       We are seeing a reduction in broiler placement--have been since the first of the year. We have the lowest breeder placements in the last four years. Red meat, of course, is projecting to be down one percent, so we feel that all of those numbers, along with exports being stronger, point to higher market conditions.

Q: Any update that you could give us regarding the situation with exports to Russia?

A: They have toured and approved the majority of facilities and are in the process of resuming trade negotiations. Some bookings have already been made. Export numbers for March were up 13 percent versus a year ago.

Q: Okay. Then also, regarding the ConAgra chicken processing business, how separately is it run from the company? I mean, how difficult do you think it'll be to kind of spin off those operations from a back office IT type of standpoint?

A: Yeah, on the...another agreement that we've got in here is a transition services agreement to handle the back office transition time period. Fortunately, we have a very robust system that runs our business, so it has the stretch and capability to handle this type of acquisition, but obviously it's a timing matter. So we'll begin work on that, as O.B. mentioned, immediately. Now that the deal's made public, we'll begin transition planning on the back office, just like O.B. will be working on the operations side.

Q: And will they be basically...will they do this for about a year or so? Is that what the agreement entails?

A: Yeah, the agreement is structured for a year with provisions to be extended upon mutual consent. Obviously, just like the WLR acquisition we did before, we like to get our hands around all the flow of transactions as quick as we can, and that's extremely important.

Q: Just one more question regarding the notes that ConAgra will be holding. After a certain time period for which they need to hold them, and they can then sell them?

A: We have agreed to have those registered like the stock securities within 12 months.

Q:       Okay, great. Thank you.

This is the Operator. Once again, to ask a question please press "1". We have another question from Reza Vahabzadeh with Lehman Brothers. Please go ahead.

Q: Last question. To be clear, the EBIT that you have provided for ConAgra on your slides, to your knowledge that EBIT does not include gains from vitamin settlements of a material nature in fiscal '02 or the LTM period?


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

A:       Yeah, based on our due diligence, it does not.

Q:       Great, thanks.

This is the Operator. Gentlemen, we're showing no further questions.

RICK COGDILL:

Okay, we thank you all for participating. We're very excited.

O.B. GOOLSBY:

Thank you very much.


                            [END OF CONFERENCE CALL]


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